EXHIBIT 10.62

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. 200.80(b)(4)
And 240.24b-2

C O N F I D E N T I A L

AGREEMENT

This Agreement (“Agreement”) is made effective May 12, 2003, by and between Amylin Pharmaceuticals, Inc., a Delaware corporation having a place of business at 9373 Towne Centre Drive, Suite 250, San Diego, California 92121, USA (“AMYLIN”) and UCB S.A. a Belgium corporation having a place of business at [***] (“UCB”). All references to “AMYLIN” and “UCB” shall include their respective Affiliates.

WHEREAS, AMYLIN is developing and plans to commercialize a peptide referred to as pramlintide (also referred to as AC137);

WHEREAS, UCB and AMYLIN  previously entered into a Revised Manufacturing Process Development Agreement effective September 15, 1993 (“Process Development Agreement”), pursuant to which UCB developed a solution phase process for the CGMP manufacture of pramlintide; and UCB, AMYLIN and Johnson & Johnson, a New Jersey corporation having a place of business at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933 (“J&J”) previously entered into a Scale-Up and Materials Purchase Contract effective August 30, 1996 (“Scale-Up Agreement”), pursuant to which UCB scaled up the process for the manufacture of pramlintide developed pursuant to the Process Development Agreement;

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WHEREAS, UCB previously performed optimization and further scale-up of the solution phase process for manufacture of pramlintide which was developed under the Process Development Agreement and the Scale-Up Agreement, and was paid for such optimization work by J&J under the Release Agreement among UCB, AMYLIN and various J&J Affiliates (“Release Agreement”);and

WHEREAS, Parties acknowledge that UCB has manufactured CGMP pramlintide pursuant to a purchase order from Ortho Biotech, Inc. and a purchase order from AMYLIN, both of which sets of materials were used to validate the manufacturing process used to manufacture Product (defined below) under this Agreement;

WHEREAS, AMYLIN wishes to purchase from UCB, and UCB is willing to produce for AMYLIN, quantities of CGMP pramlintide for commercial supply on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration both of the following premises and terms and conditions set forth below, the parties agree as follows:

ARTICLE I - DEFINITIONS

1.1           “Affiliate” shall mean any entity that directly or indirectly Owns, is Owned by, or is under common Ownership with, a party, where “Owns” or “Ownership” means direct or indirect possession and/or control of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.

1.2           “Agreement” shall mean this Agreement, together with all Exhibits and referenced documents.

1.3           “Contaminant” shall mean a substance contained in the Product that (a) causes the Product to fail to meet Product Specifications, (b) causes the Product to be adulterated within the meaning of the United States Food, Drug and Cosmetic Act, as amended, or (c) is present in the Product at a level that exceeds the level allowed under applicable laws, rules and regulations.

1.4           “CGMP” shall mean current Good Manufacturing Practice requirements that are the part of quality assurance which ensures that medicinal products are consistently produced and controlled to the quality standards appropriate for their intended use (in this case, commercial sale), the principles and guidelines of which are specified in Chapter II of European Commission Directive 91/356/EEC and Title 21 of the United States Code of Federal Regulations parts 11, 210 and 211 and ICH Guideline Q7A.

1.5           “Drug Approval Application” shall mean an application for Regulatory Approval required before commercial sale or use of a product as a drug in a regulatory jurisdiction.

1.6           “Effective Date” shall mean the date first written above.

1.7           “FDA” shall mean the United States Food and Drug Administration.

1.8           “Firm Purchase Order” shall have the meaning recited in Paragraph 3.4.

1.9           “Joint Inventions” shall mean those inventions described in Paragraph 7.1.2.

1.10         “Launch Date” shall mean the date of the first commercial sale of the Product, manufactured using UCB Technology, in a country after approval by appropriate regulatory authorities for market and sale in such country.

1.11         “Lot” shall mean the pramlintide lyophilized from a single homogeneous pool of combined fractions of purified pramlintide.

1.12         “Major Change” shall mean (i) a change that likely will or does significantly affect the quality attributes of Product or a process, or (ii) a change that results in an amendment to the drug master file for the Product in the United States, Europe or other countries in the Region.

1.13         Manufacturing Process” shall mean any and all specifications, compositions, product, formulas, methods, techniques, processes, procedures and quality control necessary or useful for the scale-up, manufacture, production, and purification of Product pursuant to CGMP in commercial volumes with commercially acceptable yields.

1.14         “Product” shall mean pramlintide manufactured in accordance with CGMP which has been completely synthesized and purified and which meets the specifications recited in the Product Specifications, attached hereto as Exhibit A.

1.15         “Product Specifications” shall mean those specifications recited in Exhibit A attached hereto.

1.16         “Region” shall mean the United States, Canada, Mexico and the countries which are members of the European Union and other countries as may be designated by AMYLIN from time to time during the term.

1.17         “Regulatory Approval” shall mean any approval, license, registration or authorization of the FDA or other government entity, necessary for the manufacture, use, storage, import, transport or sale of Product in a country in the Region.

1.18         “Regulatory Authority” shall mean the FDA or other governmental entity responsible for Regulatory Approval in the Region.

1.19         “Technical Quality Agreement” shall mean the Technical Quality Agreement dated as of the Effective Date between AMYLIN and UCB containing, identifying and outlining the specifications, and certain of the technical and regulatory terms and conditions, for the manufacture of Product under this Agreement.  The Technical Quality Agreement is incorporated into this Agreement and made a part hereof.

1.20         “Third Party” shall mean any person or entity other than UCB or AMYLIN or any of their Affiliates.

1.21         “UCB Patents” shall mean pending applications for patents and issued patents, worldwide, which cover any aspect of the manufacture of peptide amylin agonists, including pramlintide, which are owned by UCB or which UCB has the ability to license or sublicense, including UCB’s interest in patents covering any Joint Inventions.

1.22 “UCB Technology” shall mean all technical information, whether tangible or intangible and whether or not patentable, including UCB Patents, and any method, procedure, process, assay, composition of matter, device, trade secret, invention, technology, information or other subject matter, including license application materials and all supporting documents, specifications for materials (including purification techniques), data, information (including information contained in registration dossiers, drug master files and other documents filed with Regulatory Authorities), quality control, validation and equipment necessary or useful for the manufacture, production, scale-up, processing or formulation of peptide amylin agonists, including pramlintide, which (a) UCB conceived, reduced to practice, developed or obtained (or which UCB has the ability to license or sublicense) in the performance of the Process Development Agreement, the Scale-Up Agreement, the optimization work paid for under the Release Agreement, the manufacture of pramlintide under purchase orders from Ortho Biotech, Inc. and AMYLIN, respectively, or in the manufacture of Product under this Agreement, or (b) is otherwise necessary or useful in the manufacture of Product.

ARTICLE II - SUPERSEDING EFFECT

This Agreement supersedes all prior oral or written agreements, if any, between or among the parties regarding the subject matter of this Agreement and constitutes the entire agreement between or among the parties with respect to the work to be performed under this Agreement.  In the event of a conflict between the provisions herein and the Technical Quality Agreement, the provisions herein will control.

ARTICLE III - COMMERCIAL SUPPLY
OF PRODUCT

3.1       Purchase and Supply.  AMYLIN agrees to purchase and UCB agrees to supply to AMYLIN Product ordered hereunder for commercial sale and use in clinical trial studies or other use, upon the terms and conditions of this Agreement.

3.2       Pricing.  The price for the Product shall be as stated in Exhibit B, attached hereto, and incorporated herein by this reference.

3.3       Forecast. AMYLIN agrees to provide UCB with a written rolling [***] forecast of the estimated quantities of Product to be ordered for delivery by UCB during such [***] period, itemized by [***], commencing in the [***] during the term.  All forecasts are not orders, not binding and are only estimates to be used for planning and scheduling purposes by UCB.  Within thirty (30) days of receiving the [***] estimated forecast each [***], UCB must notify AMYLIN whether or not manufacturing capacity issues prevent UCB from supplying the forecasted quantities within the delivery times forecasted.  UCB will provide the delivery time corresponding to the forecasted quantities, including the lead time for the supply of the corresponding raw materials as well as the possible impact of capacity adjustments or manufacturing flexibility along with the associated lead times. If UCB notifies AMYLIN that it can not supply the forecasted quantities within the delivery times forecasted due to manufacturing capacity issues, then the parties will discuss in good faith possible means to enable UCB to manufacture such forecasted quantities.  In such case, if requested by UCB, AMYLIN may, in its discretion, consider pre-purchasing certain long lead time raw

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materials.  However, if the parties are unable to agree on means to enable such manufacture within thirty (30) days of UCB so informing AMYLIN, AMYLIN may obtain supply of Product from a Third Party supplier to the extent that UCB cannot supply the forecasted quantities, in accordance with Paragraph 8.1, Article IX and Article XVII.

3.4       Purchase Orders.  AMYLIN will issue a firm purchase order to UCB for Products ordered under this Agreement (“Firm Purchase Order”).  Firm Purchase Orders issued by AMYLIN under this Agreement shall be in accordance with the manufacturing and delivery lead times agreed upon as defined in Paragraph 3.3, and specify the quantities (including minimum Lot quantity as defined in Paragraph 3.5(a)) and the delivery dates for the Product ordered.  The format of the Firm Purchase Order shall be the standard AMYLIN purchase order form then in effect.

3.5       UCB’s Obligations.  Except as set forth in Paragraph 3.3, UCB shall, at its cost and expense, obtain all raw materials necessary for the manufacture of the Products ordered by AMYLIN under this Agreement. UCB agrees to use its best efforts to deliver 100% of all quantities specified in the Firm Purchase Order at the times and dates set on the Firm Purchase Order, provided, however, that if UCB uses its best efforts but fails to deliver the quantity of Product ordered in a Firm Purchase Order, it shall not constitute a breach of this Agreement if all of (a), (b) and (c) are satisfied –

(a)           each Lot of Product delivered by UCB under the applicable Firm Purchase Order contains at least [***]

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of Product or such other lower minimum Lot quantity as specified in the Firm Purchase Order; and

(b)           the total amount of Product actually delivered under the applicable Firm Purchase Order is at least [***] of the total amount specified in the applicable Firm Purchase Order; and

(c)           over a [***] the total underage of Product delivered is no greater than [***] of the total amount of Product specified in the Firm Purchase Orders for delivery in such [***] and provided that such underage, to the extent that it is greater than [***] of the total amount of Product specified in the Firm Purchase Orders for delivery in such [***], is delivered within [***] following such [***].

UCB shall also comply with all of the terms and conditions of the Technical Quality Agreement.

ARTICLE IV - GENERAL SUPPLY TERMS AND CONDITIONS
FOR SUPPLY OF PRODUCT

4.1       General.  The terms and conditions associated with the commercial supply of Product are as recited in this Article IV.

4.2       Manufacture of Product.  UCB represents, warrants and agrees that (a) UCB shall manufacture Product in accordance with all CGMP requirements and all other applicable United States and foreign laws, rules and regulations, (b) all Product shall meet all Product Specifications and shall not contain any Contaminant; and (c) without prejudice to Article XI.1(d) and XIV.1, UCB shall only manufacture Product at UCB’s

*  Confidential Treatment Request(ed)

facility in [***].  Any Lot of Product that does not meet all Product Specifications, contains any Contaminant or is not manufactured in accordance with all CGMP requirements or any other applicable United States or foreign laws, rules and regulations, will not be accepted by AMYLIN.  In an attempt to meet Product Specifications for each Lot of Product rejected by AMYLIN pursuant to Paragraph 4.5, UCB may reprocess such material if there is a validated process to reprocess the Lot and AMYLIN agrees in advance to the reprocessing of the Lot. Product Specifications shall not be modified without AMYLIN’s prior written agreement.  UCB shall promptly advise AMYLIN of any Major Changes, including Major Changes to any processes or in-process testing proposed by UCB for the manufacture of Product.  No such Major Changes will be implemented by UCB unless AMYLIN has agreed to such changes in writing in advance.  UCB will not change the vendors of, or the acceptance criteria for, any raw materials used in the manufacture of Product without prior approval from AMYLIN.

4.3       Testing. On or before the date specified in each Firm Purchase Order for delivery of each Lot, UCB shall deliver samples (in sample sizes specified by AMYLIN) of such Lot of Product to AMYLIN for testing (“Testing Samples”). The Testing Samples will be prepared and packed by UCB in accordance with AMYLIN’s applicable standard operating procedures then in effect.  If such Lot is accepted by AMYLIN in accordance with Paragraph 4.5, UCB shall promptly deliver the remainder of such Lot of Product (“Commercial Material”) to a carrier specified by AMYLIN for shipment to the location(s) specified by AMYLIN.  Each Lot of Commercial Material will be packed by UCB in accordance with AMYLIN’s applicable standard operating procedures then in effect.  For any amendment to such standard operating procedures applicable to shipping Testing Samples, the associated costs shall be

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reviewed in good faith by the parties and if the parties determine that such amendment results in significant increased shipping costs, then AMYLIN shall be responsible for payment of the amount of the increase.  UCB shall prepare Product for shipment and arrange for shipment of Testing Samples and Commercial Material.  AMYLIN shall pay all reasonable delivery charges for Testing Samples and Commercial Material, provided that such delivery charges are supported with receipts documenting such delivery charges and that such deliveries were made in accordance with AMYLIN’s instructions.  Each shipment must be accompanied by a packing slip which describes the articles, states the purchase order number and shows the shipment’s destination.  UCB agrees promptly to forward the original bill of lading or other shipping receipt for each shipment in accordance with AMYLIN’s written instructions.

4.4       Shipment and Delivery.  The Product to be furnished pursuant to this Agreement (including both the Testing Samples and Commercial Material referenced in Paragraph 4.3 above), shall be shipped FCA (Incoterms 2000) UCB’s facilities, [***]. Each delivery of Product shall be governed by the terms of this Agreement, and none of the conflicting terms or conditions of AMYLIN’s Firm Purchase Order form or UCB’s purchase order form, acknowledgment or invoice form shall be applicable, except those specifying special shipping instructions and invoice information.

4.5       Acceptance of Product.  Not later than ninety (90) days after receipt of Testing Samples for each Lot of Product, AMYLIN shall examine such Testing Samples for compliance with the Product Specifications, and any damage, defects or shortage.  If AMYLIN believes that any such Testing Samples do not comply with the Product Specifications or are otherwise deficient, AMYLIN shall promptly, but not later than ninety

*  Confidential Treatment Request(ed)

(90) days from receipt of such Testing Samples (which period may be extendible should AMYLIN be able to justify to UCB that an unusual situation arose which made it not possible for AMYLIN to determine whether or not the Testing Samples are in compliance with Product Specifications after receipt of the shipment), notify UCB.  The 90-day period referred to in the preceding two sentences shall be reevaluated after 2004 to determine whether or not 90 days is a reasonable period of time. In any case, on or before the end of 2004, AMYLIN agrees to make its reasonable efforts to reduce this 90-day testing period.

If UCB is satisfied that the relevant Testing Samples do not comply with the representations and warranties in Paragraph 4.2 (including Product Specifications) or are otherwise deficient, AMYLIN shall dispose of the non-complying Testing Samples as UCB shall lawfully direct and at UCB’s sole cost and expense, and UCB shall upon request from AMYLIN, and at AMYLIN’s option, replace the shipment or remedy the deficiency promptly, at UCB’s sole cost and expense.  UCB shall not be liable, however, for any incidental or consequential damages associated with a non-complying Lot of Product.

If UCB should deny that the relevant Lot of Product does not comply with any of the representations and warranties in Paragraph 4.2 (including Product Specifications) or is otherwise deficient or should admit such non-compliance or deficiency but deny that it is at fault, UCB and AMYLIN may submit documentation regarding the relevant Lot of Product to an independent expert agreed upon by the parties, and the decision of this independent expert shall be final and binding upon the parties.  The fees of such expert shall be borne by the losing party.  Failure of AMYLIN to notify UCB of a claim, non-compliance or deficiency as set forth under this Agreement shall constitute acceptance of such Lot of Product subject to Paragraph 4.6.

Title and risk of the Product will be transferred to AMYLIN upon delivery of the Testing Samples and the Commercial Material to a carrier specified by AMYLIN as referred to in Paragraph 4.4 above.

4.6           Hidden Defect.  If there is subsequently found to be a defect in any Lot of Product, which could not reasonably be expected to have been found by diligent and adequate inspection by AMYLIN pursuant to its obligations under this Article, such as stability or the presence of any Contaminant (a “Hidden Defect”), the party discovering the Hidden Defect shall notify the other party (“Hidden Defect Notice”), and AMYLIN and UCB shall enter into discussions in good faith about what action should be taken, if any (including actions as to the handling and disposal of the defective Lot).  If the Hidden Defect is caused by UCB’s negligence, acts or omissions, then, in addition to any other remedies available to AMYLIN, AMYLIN shall have the right to require UCB, at AMYLIN’s election, to either (A) replace the defective Product (any such replacement shall be at the sole cost and expense of UCB and occur promptly but in no event later than ninety (90) days after the date of the Hidden Defect Notice), or (B) refund AMYLIN an amount equal to the price paid by AMYLIN for the defective Product.

4.7           Invoice.  UCB shall invoice AMYLIN with a single invoice upon delivery of Testing Samples for each Lot of Product at the address to be specified by AMYLIN in writing on its Firm Purchase Order.  AMYLIN shall pay UCB on the earlier of (A) [***] (or if extended based on an unusual situation

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pursuant to Paragraph 4.5, such longer extended time period) of its receipt of the invoice, and (B) AMYLIN’s acceptance of the Lot; provided that the Lot of Product is not definitively rejected as described in Paragraph 4.5.

4.8           Facilities Inspection.  In order to maintain good communication, UCB agrees that AMYLIN shall, upon reasonable notice, be permitted to have a reasonable number of representatives of its technical staff present at UCB’s plant at all reasonable times during working hours, to monitor and participate in the manufacture of Product pursuant to this Agreement. UCB shall, at all times as may be reasonable, allow AMYLIN representatives to visit and inspect its manufacturing facilities where Product is being manufactured and to consult with UCB personnel to discuss and review the status of the work being done by UCB under this Agreement, and to perform, at AMYLIN’s expense, quality assurance audits.  Management of such AMYLIN representatives, including their compensation, will be the responsibility of AMYLIN.  AMYLIN shall ensure that its representatives comply with the UCB safety and access regulations applicable in UCB’s manufacturing facilities, that have been provided in writing to AMYLIN prior to each visit.

ARTICLE V - REIMBURSEMENT FOR [***]

5.1  [***]. Within ten (10) days of [***].

5.2  Capital Investments. Within ten (10) days of [***].

ARTICLE VI - REGULATORY COMPLIANCE

6.1           Regulatory Approvals. UCB shall make any and all filings and take any and all other actions with respect to the Regulatory Authorities, including but not limited to obtaining

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and filing all establishment license applications, necessary master files, registrations, and validations of manufacturing facility, import and export permits, custom clearances, currency authorization and other filings (and any permits necessary therefor), that are necessary for the development of manufacturing processes for Product, the production of Product for clinical use, commercial sale or other use in the Region or the transfer of Product to AMYLIN or its designees as contemplated on this Agreement or as otherwise requested by AMYLIN.  All Regulatory Authority filing, inspection and other fees, expenses and charges incurred with respect to the validation of its facilities shall be paid by UCB, unless the validation relates solely to Product or to the manufacturing process solely applicable to Product, in which case such fees shall be paid by AMYLIN.  Timing of the preparation and submission of validation shall be as determined by AMYLIN in liaison with UCB.  To the extent permitted by applicable United States and foreign laws, all regulatory applications shall be filed as instructed by AMYLIN.

6.2           Facilities Inspection. UCB shall permit Regulatory Authorities access to those areas of the manufacturing facilities where Product is manufactured, stored or handled, and to manufacturing records of Product manufactured by UCB so that such Regulatory Authorities may perform an inspection and audit of its facilities and activities (during reasonable business hours and after reasonable notice).

6.3           Compliance with Laws.  AMYLIN and UCB shall observe and comply with all applicable United States and foreign laws, ordinances, codes and regulations of government agencies including federal, state, municipal and local governing bodies having jurisdiction with respect to the manufacture of Product. UCB shall maintain during the term of this Agreement all government permits, including without limitation, health, safety and environmental permits, necessary for the conduct of the activities and procedures that UCB undertakes pursuant to this Agreement.

ARTICLE VII - OWNERSHIP OF TECHNOLOGY

7.1           Ownership of Inventions.

7.1.1 Sole Inventions.  Each party shall solely own, and shall have the right to apply for patents, patent rights and inventor’s certificates within and outside the United States on any discoveries (whether or not patentable) conceived solely by such party’s employees, consultants or agents in the performance of this Agreement.  Any employees, consultants and agents engaged by UCB or AMYLIN (“Engaging Party”) under and in accordance with the terms of this Agreement, shall be obligated under a written agreement to assign to the Engaging Party all of such employee’s, consultant’s or agent’s right and title to discoveries and inventions that such employee, consultant or agent conceives.

7.1.2 Joint Inventions. Joint Invention shall mean any discoveries (whether or not patentable) conceived jointly by employees of, or consultants or agents engaged by, AMYLIN and UCB, respectively, in the performance of this Agreement.  Joint Inventions shall be jointly owned by AMYLIN and UCB.  The law of joint ownership of patents in the United States shall apply to ownership of any Joint Invention  whether in or outside of the United States.  Where appropriate, the parties may engage outside counsel mutually agreeable to the parties (the costs of which shall be borne equally by the parties) to represent them jointly in the prosecution of patent applications and the maintenance of patents with respect to Joint Inventions.

7.1.3 Mutual Grant of Authority.

(a)           Should any joint owner of a Joint Invention (“Grant Party”) not wish to file an application for a patent claiming such Joint Invention because such filing would result in the disclosure of such Grant Party’s trade secret as part of the patent application, then the parties shall discuss in good faith what steps should be taken with respect to such patent application. In the event the parties do not reach an agreement regarding the steps that should be taken with respect to such patent application, then the Grant Party shall decide, at its sole discretion, whether its trade secret shall be included in such patent application.  Nothing in this Paragraph 7.1.3 (a) however, shall affect the parties’ respective rights, as joint owners as defined in Paragraph 7.1.2, to use the Joint Invention.

(b)           Subject to Paragraph 7.1.3 (a) above, should any joint owner of a Joint Invention not wish to file, prosecute, maintain or issue a patent application or maintain a patent covering such Joint Invention, then at the other party’s election (the “Receiving Party”), such joint owner (“Granting Party”) shall grant to the Receiving Party (a) a perpetual, irrevocable, exclusive (even as to the Granting Party and its Affiliates), worldwide, fully paid-up royalty-free license under the Granting Party’s interest in the Joint Invention, with the right to grant sublicenses, to develop, make, have made, use, import, offer to sell, have sold and sell products, and (b) any necessary authority to file, prosecute, maintain, and issue such a patent application or maintain such a patent, all at the expense of the Receiving Party.

7.2           Assistance With Patent Protection.  Upon request, AMYLIN and UCB shall each provide the other with reasonable assistance in obtaining patents and, if necessary, enforcing patent rights.  To that end, each party agrees to assist the other in executing, verifying and delivering such documents and performing such acts as may be reasonably requested by the requesting party in applying for, obtaining, perfecting, evidencing, sustaining or enforcing the other party’s patent rights.  The party requesting such assistance shall reimburse the assisting party for all reasonable out-of-pocket expenses incurred and provide reasonable compensation for time spent in providing such assistance, except in the case of any patent covered by a Joint Invention, in which case no reasonable compensation shall be provided and all expenses shall be shared equally by the parties (i.e., 50% paid by AMYLIN and 50% paid by UCB).

7.3           Infringements.  Each party shall promptly notify the other of and confirm in writing any potential alleged or threatened infringement of patents covering the manufacture, sale or use of the Products, or of any allegation by a Third Party that the activity of AMYLIN or UCB pursuant to this Agreement infringes Third Party patent rights, of which it becomes aware.

ARTICLE VIII - LICENSES

8.1           UCB License Grant.  UCB hereby grants to AMYLIN a perpetual, irrevocable, worldwide, fully paid-up royalty-free license under UCB Technology, with the right to grant sublicenses within the limits defined in Article 8.2 hereunder, to make, have made, use, import, offer to sell, have sold and sell peptide amylin agonists including pramlintide.  This license shall be exclusive (even as to UCB and its Affiliates) from the Effective Date through the later of (i) [***], and (ii) the [***], except that during such exclusive period, UCB shall retain rights to make Product for AMYLIN pursuant to the terms of this Agreement.  The license granted above in this Paragraph 8.1 shall become a non-exclusive license following the period of exclusivity stated above.

8.2           Right to Sublicense.  The right to sublicense to Third Parties is limited to those situations where (i) there is a  Force Majeure (Article XVII); (ii) UCB is unable to supply Product or fails to supply Product ordered under issued Firm Purchase Orders, and as a result, AMYLIN decides to obtain supply from a Third Party; (iii) UCB decides that it is unable to supply certain quantities of Product in a [***] estimated forecast provided by AMYLIN pursuant to Paragraph 3.3; or (iv) this Agreement is terminated as a result of UCB’s material breach (e.g., UCB is unwilling to supply quantities of Product).

ARTICLE IX - TRANSFER OF UCB TECHNOLOGY

It is understood and agreed by AMYLIN and UCB that AMYLIN itself or through Affiliates and/or a Third Party (Third Party manufacture is limited to those specific instances recited in Paragraph 8.2 wherein AMYLIN has the right to sublicense) may decide at some point in time to manufacture pramlintide or other peptide amylin agonists for commercial supply using UCB Technology.  Upon request by AMYLIN, UCB agrees to disclose and transfer to AMYLIN, its Affiliates and/or a Third Party such UCB Technology as necessary to enable AMYLIN, its Affiliates and/or a Third Party to manufacture peptide amylin agonists, including

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pramlintide, according to the then current manufacturing process being used by UCB.  To facilitate the transfer of such UCB Technology, UCB agrees to provide to AMYLIN, its Affiliates and/or the designated Third Party training on-site for the manufacture of peptide amylin agonists, including pramlintide, using UCB Technology, including on-site instruction by UCB knowledgeable personnel.  The party receiving training shall reimburse UCB for travel and living expenses of UCB employees during the time that they are engaged in the training.  It is anticipated that such training will take place over a period of six (6) months.  UCB shall provide the training at no cost for 6 months and thereafter at a reasonable fee on an FTE basis if additional training is necessary.  The provisions of this Article shall survive termination or expiration of this Agreement, except in the case of termination of this Agreement by UCB as a result of material breach by AMYLIN.

ARTICLE X - CONFIDENTIALITY

10.1         Non-Disclosure.  Subject to the provisions of Articles VIII and IX, any and all knowledge, know-how, practices, processes or other information (hereinafter referred to as “Confidential Information”) disclosed or submitted in writing or in other tangible form which is designated as Confidential by any party to another party shall be received and maintained in strict confidence and shall not be disclosed to any Third Party.  Furthermore, the recipient shall not use said Confidential Information for any purpose other than those purposes specified in this Agreement.  The recipient may disclose Confidential Information to employees and/or consultants requiring access thereto for the purposes of this Agreement; provided, however, that prior to making any such disclosures, each such employee and consultant (a) shall be apprised of the duty and obligation to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement, and (b) has signed a written agreement with the recipient not to disclose Confidential Information containing terms consistent with the terms herein.  Each party shall take all steps necessary to assure that the Confidential Information received will be maintained in confidence by such party, including taking such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character.

10.2         Exceptions.  The nondisclosure and non-use obligations of this Article X shall not apply to Confidential Information which, to the extent that the recipient can establish by competent written proof:

(a)           at the time of disclosure is in the public domain;

(b)           after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by the recipient;

(c)           was (i) in the recipient’s possession in documentary form at the time of disclosure or (ii) subsequently and independently developed by the recipient’s employees who had no knowledge of or access to Confidential Information;

(d)           was received without restriction on disclosure by the recipient from a Third Party who has the lawful right to disclose the Confidential Information; or

(e)           is required to be disclosed by law or regulation.  In the event that Confidential Information is required to be disclosed pursuant to this Paragraph 10.2(e), the recipient shall notify the other party to allow such other party to assert whatever exclusions or exemptions must be available to it under such law or regulation.

The Article X obligations for Confidential Information shall be in effect during the term of this Agreement and for a period of ten (10) years from the expiration or any earlier termination of this Agreement.

10.3         Public Release of Information.  Unless the prior written consent of the other party is obtained, no party shall, except as may be required by law or regulations (including without limitation any United States Securities and Exchange Commission filings required), in any manner disclose or advertise or publish or release for publication any statement mentioning the other party or information contained in or acquired pursuant to this Agreement, or the fact that any party has furnished or contracted to furnish to the other party the items required by this Agreement, or quote the opinion of any employee of the other party.

ARTICLE XI - REPRESENTATIONS AND WARRANTIES

11.1         Representations and Warranties.  Each party hereby represents and warrants to the other as follows:

(a)           Binding Agreement.  This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(b)           Validity.  No party is aware of any action, suit or inquiry or investigation instituted by any federal, state local or foreign governmental agency or instrumentality which questions or threatens the validity of the Agreement.

(c)           Debarments.  Each party represents and warrants that it and its employees, Affiliates and agents have never been, and does not now and will not in the future use in any capacity the services of any person, debarred under subsection (a) or (b) of 21 U.S.C. § 335a.  If during the term of this Agreement, either party (i) becomes debarred or disqualified, or (ii) receives notice of an action or threat of an action with respect to debarment or disqualification, such party shall immediately notify the other party hereunder.

(d)           Performance by Affiliates.  The parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with such performance and the terms of this Agreement.

(e)           UCB Technology.  UCB represents, warrants and covenants that it owns or otherwise has rights to all UCB Technology and all other patents, know-how and other proprietary information and materials which are required to perform its obligations contemplated under this Agreement.

ARTICLE XII - INDEMNIFICATION; LIABILITY

12.1         UCB Indemnification.  UCB hereby agrees to indemnify and hold AMYLIN (including its Affiliates) and its agents, employees, officers, directors and insurers harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys’ fees (“Losses”) resulting from any claim by a Third Party of bodily injury, personal injury or property or other damage, arising out of (a) UCB’s material breach of, or negligence or intentional misconduct in performing any of UCB’s activities as contemplated under, this Agreement, or (b) UCB’s material breach of any representation or warranty under this Agreement, or (c) any alleged or actual infringement of any patent of any Third Party arising from use of the UCB Technology as contemplated by this Agreement, or (d) UCB’s transportation, storage, use, handling and disposal of hazardous materials related to its manufacture of Product; but only to the extent that such Losses in (a), (b),  (c) or (d) above do not arise from AMYLIN’s negligence, intentional misconduct or material breach of any representation or warranty under or terms of this Agreement.

12.2         AMYLIN Indemnification. AMYLIN hereby agrees to indemnify and hold UCB (including its Affiliates) and its agents, employees, officers, directors and insurers harmless from and against any and all “Losses” resulting from any claim by a Third Party of bodily injury, personal injury or property or other damage arising out of (a) AMYLIN’s material breach of or negligence or intentional misconduct in performing any of

AMYLIN’s activities, as contemplated under, this Agreement, or (b) AMYLIN’s material breach of any representation or warranty under this Agreement, or (c) the handling, possession, or use of the Product or Commercial Product following delivery to a common carrier pursuant to Paragraph 4.4 (including but not limited to use of Product in AMYLIN’s clinical trials and AMYLIN’s commercial sale of the Product; but, only to the extent that such Losses in (a), (b) or (c) above do not arise from UCB’s negligence, intentional misconduct or material breach of any representation or warranty under or terms of this Agreement.

12.3         Notice.  To the extent an indemnified party makes a claim for indemnification hereunder, the indemnified party shall give written notice to the indemnifying party reasonably setting forth the facts and circumstances in connection with the claim for indemnification.  The indemnities of this Article XII shall not apply if the indemnified party fails to give the indemnifying party notice of any claim it receives within 30 days after receipt and such failure materially prejudices the indemnifying party.  The indemnifying party shall have the right at its election to take over the defense or settlement of the Third Party claim at its own expense by giving prompt notice to the indemnified party.  If the indemnifying party gives such notice and proceeds so to defend the Third Party claim within 30 days after receipt of the notice of the Third Party claim, the indemnified party shall not settle or otherwise compromise the proceedings and shall be bound by any defense or settlement that the indemnified party may make as to those claims.  In addition, if the indemnifying party assumes such control, it shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation.

12.4         Special Damages. Notwithstanding anything to the contrary elsewhere in this Agreement and except for the indemnification obligations under Paragraphs 12.1 and 12.2, neither AMYLIN nor UCB shall have any liability whatsoever under this Agreement for any indirect, incidental, special or consequential damages, including but not limited to loss of revenue or profit.

ARTICLE XIII – NOTICES

Any notice required or permitted hereunder shall be in writing and shall deemed given as of the date it is (a) delivered by hand, or (b) received by certified mail, postage prepaid, return receipt requested, or (c) received by an express courier, postage prepaid, or (d) sent by facsimile with a written confirmation receipt evidencing the date and time sent, and addressed to the party to receive such notice at the following addresses:

(a)To UCB:	UCB S.A.
[***]
	Telephone:	011-32-2-386-2900
	Telefax:	011-32-2-386-2990

(b)To AMYLIN:	Amylin Pharmaceuticals, Inc.
9373 Towne Centre Drive, Suite 250
San Diego, California 92121
USA
Attention: John Grove
Senior Director Manufacturing
	Telephone:	(858) 642-7082
	Telefax:	(858) 558-0257

*  Confidential Treatment Request(ed)

with a copy to:
Amylin Pharmaceuticals, Inc.
9373 Towne Centre Drive, Suite 250
San Diego, California 92121
USA
Attention: Lloyd A. Rowland
VP and General Counsel
Telephone:	(858) 552-2200
Telefax:	(858) 552-1936

The address to which notices should be delivered may be changed from time to time by notice to the other party as provided in this Article XIII.

ARTICLE XIV - ASSIGNMENT AND SUBCONTRACTING

14.1 Assignment by UCB.  This Agreement or any interest hereunder shall not be assigned or transferred by UCB, without the prior express written consent of AMYLIN and subject to such terms and conditions that AMYLIN may impose; provided however, UCB may assign this Agreement without AMYLIN’s prior express written consent to an Affiliate of UCB, and UCB shall deliver prompt written notice to AMYLIN of such assignment to its Affiliate. In the event of UCB’s assignment to a UCB Affiliate, UCB shall remain liable for such Affiliate’s performance of this Agreement.  Any consent that AMYLIN elects to provide under this Paragraph 14.1 shall not be provided unless and until UCB furnishes AMYLIN with a copy of the proposed assignment.

14.2 Assignment by AMYLIN.  AMYLIN may assign this Agreement without the prior express written consent of UCB to (a) a Third Party with whom it enters into a collaboration, license or similar arrangement relating to the development and/or commercialization of pramlintide, or (b) a purchaser of substantially all of the assets of AMYLIN directed to its business relating to pramlintide, or (c) an Affiliate of AMYLIN and AMYLIN shall deliver prompt written notice to UCB of any such assignment to its Affiliate.  In the event of AMYLIN’s assignment to an AMYLIN Affiliate, AMYLIN shall remain liable for such Affiliate’s performance of this Agreement.  Except as provided in subparts (a) and (b) of this Paragraph 14.2, AMYLIN may not assign this Agreement to any Third Party without the prior express written consent of UCB.

14.3         Subcontracting. UCB shall not subcontract any of its obligations under this Agreement (including any part or all of the manufacture of any Product), without the prior express written approval of AMYLIN.

ARTICLE XV - TERM & TERMINATION

15.1         Term.  This Agreement shall remain in effect, unless earlier terminated pursuant to the provisions of this Article or Article XVII, for an initial period of [***] starting from the Effective Date.  Thereafter, it shall be automatically renewed for consecutive [***] periods unless either party gives written notice at least [***] prior to the expiration of the initial term or any consecutive renewal period.

15.2         Breach.  Either party, at its option, may terminate this Agreement for default if any of the following acts of default occur: (1) the other party is in material breach of this Agreement, which breach is not cured within sixty (60) days of notice of such breach by the terminating party; or (2) the other party becomes insolvent or a petition under bankruptcy act or similar statute is filed by or against the

*  Confidential Treatment Request(ed)

other party and is not vacated within thirty (30) days after such filing.

15.3         AMYLIN Termination.  Upon thirty (30) days prior written notice to UCB, AMYLIN may terminate this Agreement at any time after the Effective Date should it determine that the development and/or commercialization of pramlintide will not continue.  Termination under this Paragraph 15.3 shall not relieve AMYLIN of its obligation to purchase Product pursuant to an issued Firm Purchase Order.

15.4         Remedies.  The rights and remedies of the parties provided in this Article XV are in addition to any other rights and remedies provided by law or under this Agreement.

ARTICLE XVI - CALENDAR DATES

All periods of days referred to in this Agreement shall be measured in calendar days.

ARTICLE XVII - FORCE MAJEURE

If the performance by a party of any obligation under this Agreement, other than the payment of money, is prevented or impaired by Force Majeure for any cause beyond the reasonable control of the defaulting party, such party shall be excused from performance so long as such situation continues to prevent or impair performance, provided the party claiming such excuse shall have promptly notified the other party of the existence, nature, duration and other details of such cause and shall at all times use its reasonable efforts consistent with its normal business practices to resume a complete performance.  If either party anticipates that a

Force Majeure may occur, that party shall notify the other party immediately and explain the nature, details and expected duration thereof.

The affected party will advise the other party from time to time as to the progress in remedying the situation and as to the time when the affected party expects to resume its obligations and shall notify the other as to the expiration of any Force Majeure as soon as the affected party knows the date thereof.

“Force Majeure” shall mean an event beyond the reasonable control of a party including, but not limited to, fire, flood, sabotage, shipwreck, embargo, explosion, accident, riot, act of governmental authority, acts of God and acts of war.

In the event of a Force Majeure affecting UCB, UCB may prorate and allocate its supply of manufacturing resources among its Affiliates and its then current contract customers, and in such manner as may be deemed fair and reasonable based upon purchases over the past year.

If, as a result of a Force Majeure event, UCB is unable to supply Product in such quantities as AMYLIN shall request and in compliance with the delivery periods set forth in this Agreement, UCB and AMYLIN will consult with each other to determine what measures to take to solve the supply problem with the understanding that it may be necessary for AMYLIN to obtain supply from a Third Party source using UCB Technology in accordance with Article IX, and in such event, AMYLIN shall be permitted (with no obligation to UCB) to obtain Product from such Third Party source and require UCB to transfer UCB Technology and provide the training required and described in

Article IX.  As soon as the Force Majeure event affecting UCB’s ability to supply Product terminates, (i) UCB shall provide written notice thereof to AMYLIN so that AMYLIN may resume issuing Firm Purchase Orders to UCB in accordance with Paragraph 3.4, and (ii) [***]. If the Force Majeure event affecting UCB’s ability to supply Product under this Agreement persists for a period of [***], then AMYLIN shall have the right to terminate this Agreement by providing written notice to UCB, and the terms of Paragraph 8.2 and Article IX shall apply.

ARTICLE XVIII - CHANGES

AMYLIN ‘s personnel may, from time to time, render assistance or give technical advice to, or effect an exchange of information with UCB’s personnel in a liaison effort concerning the work hereunder.  However, such exchange of information or advice shall not vest UCB with authority to change the work hereunder or the provisions of this Agreement, nor shall any change in the work or provisions of this Agreement be binding on AMYLIN unless effected as a modification in accordance with the terms of this Agreement.

ARTICLE XIX - HEADINGS; SURVIVAL

The headings and subheadings contained herein are used for convenience and ease of reference and shall not limit the scope or intent of the clause.  The provisions of Articles VII, VIII, IX, X, XIII, and XX shall survive any expiration or earlier termination of this Agreement.

*  Confidential Treatment Request(ed)

ARTICLE XX - INSURANCE

Each party will maintain, at its own expense, insurance coverage for its activities under this Agreement, consistent with coverage generally held by companies in the pharmaceutical industry for activities similar to those contemplated under this Agreement. Each party shall provide the other party with a certificate of insurance if requested by such other party.  If any party is required to enter premises owned, leased, occupied by or under the control of another party during the performance of this Agreement, the visiting party shall indemnify and hold harmless the visited party, its officers and employees, from any loss, cost, damage, expense or liability by reason of property damage or personal injury, including death, of whatsoever nature or kind arising out of or as a result of such actions of the visiting party or of its employees during such visit.  However, the visited party will remain liable for its negligence, if any.  UCB and AMYLIN shall each maintain public liability and property damage insurance in reasonable amounts covering the obligations set forth above and shall maintain the required worker’s compensation insurance covering its employees.

ARTICLE XXI - INDUSTRIAL LAWS AND BENEFITS

In all matters relating to this Agreement, all parties shall be acting as independent contractors.  Neither UCB nor any of the persons furnishing Product or performing work or services which are required by this Agreement are employees of AMYLIN within the meaning of or the application of any federal, or state unemployment insurance law, or other social security, or any worker’s compensation, industrial accident law, or other industrial or labor law.  At its own expense, UCB shall comply with such laws, and assume all obligations imposed by any one or more of such laws with respect to this Agreement.

ARTICLE XXII - NOTICE TO AMYLIN OF POSSIBLE DELAYS

Whenever UCB has knowledge or a reasonable belief that any actual or potential condition is delaying or threatens to delay the timely performance of this Agreement, it shall immediately give notice thereof, including all relevant information with respect thereto, to AMYLIN, and shall identify in detail the steps being taken to remedy the condition and when such remedy is anticipated to be completed and delivery accomplished. This Article XXII shall not be deemed a waiver of any of AMYLIN’s rights under any other Agreement provisions.

ARTICLE XXIII - TAXES

Unless prohibited by law or otherwise stated to the contrary in this Agreement, UCB shall pay and has included in the price of this Agreement, any federal, state or local sales tax, transportation tax, or other similar levy which is required to be imposed upon the work or items to be delivered, or by reason of their sale, or delivery.

ARTICLE XXIV- MODIFICATION OF AGREEMENT

This Agreement contains all the agreements and conditions under which the work is to be performed and no course of dealing or usage of the trade shall be applicable unless expressly incorporated in this Agreement.  The terms and conditions contained in this Agreement shall not be added to, modified, superseded or otherwise altered, except by an express written modification signed by authorized representatives of AMYLIN and UCB.

ARTICLE XXV - NO WAIVER OF CONDITIONS

Failure by UCB or AMYLIN to insist on strict performance with respect to any particular provision of this Agreement shall not operate or be construed as a continuing waiver of same or as a waiver of any other provisions of the Agreement

ARTICLE XXVI – SEVERABILITY

If any provision of this Agreement is declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

ARTICLE XXVII - GOVERNING LAW

This Agreement shall be construed and enforced in accordance with the law of the State of New York, regardless of its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

AMYLIN PHARMACEUTICALS, INC.

By:
Lloyd A. Rowland,
Vice President and General Counsel

UCB S.A.

By:
Name:
Title:

UCB, S.A.

By:
Name:
Title:

EXHIBIT A

Product Specifications

[***]

*  Confidential Treatment Request(ed)

A-1

[***]

*  Confidential Treatment Request(ed)

A-2

Exhibit B

Pricing for Product

[***]

*  Confidential Treatment Request(ed)

B-1